Exhibit 10.3

ALLIANCE IMAGING, INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated Effective December 14, 2007

i

ARTICLE I.
DEFINITIONS

1.1           “Affiliate” shall mean, with respect to the Company any entity directly or indirectly controlling, controlled by, or under common control with the Company.

1.2           “Board” shall mean the Board of Directors of the Company.

1.3           “Cash Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive deferred cash compensation under Article II hereof.

1.4           “Change of Control” shall mean the any one of the following:

i)      Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)(D)), acquires (or has acquired within the 12 month period ending on the date of the last acquisition by such person or persons) directly or indirectly, fifty percent (50%) or more of the voting power of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors; provided that this Section 1.5(i) shall not apply with respect to any acquisition of securities by any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or an Affiliate of the Company;

ii)     Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership (including any previously owned securities) of more than fifty percent (50%) of either (i) the voting power value of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors or (ii) the fair market value of the Company; provided that this Section 1.5(ii) shall not apply with respect to any acquisition of securities by any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by an Affiliate of the Company; or

iii)    A sale of substantially all of the Company’s assets.

Provided, that the transaction or event described in subsection (i), (ii), or (iii) constitutes a “change in control event,” as defined in Treas. Reg. §1.409A-3(i)(5).

1.5           “Common Stock” shall mean the common stock of the Company, par value $.01.

1.6           “Company” means Alliance Imaging, Inc.

1.7           “Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.8           “Disability” means that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.  For purposes of this Plan, a Director shall be deemed to have a Disability if determined to be totally disabled by the Social Security Administration.

1.9           “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.10         “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

1.11         “Phantom Share” shall mean a notional amount credited to the Stock Account of a Director, which is equivalent to the value of one share of Common Stock, determined in accordance with the terms of this Plan.

1.12         “Plan” shall mean this Directors’ Deferred Compensation Plan as it may be amended from time to time.

1.13         “Separation from Service” means a termination of service with the Company as a Director, as determined by the Board in accordance with Treasury Regulation Section 1.409A-1(h).

1.14         “Stock Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock-based compensation under Article II hereof.

1.15         “Stock Value” shall mean, per share, for any given day the closing price of the Company’s Common Stock as reported on the exchange upon which such Common Stock is listed on such day or, if the closing price is not available for the Common Stock on a date in question, then the next preceding practicable date for which such closing price is available.

1.16         “Year” shall mean calendar year.

ARTICLE II.
ELECTION TO DEFER

2.1           A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election and in any succeeding Years (until the Director ceases to be a Director).  Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, no later than seven (7) days after the Director’s term begins, to defer payment of all or a specified part of such Fees payable during the remainder of such Year and for any succeeding Years.  Any Fees deferred pursuant to this Paragraph shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof, as designated by the Director.

2.2           The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.3           The election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.

ARTICLE III.
DEFERRED COMPENSATION ACCOUNTS

3.1           The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2           The Company shall credit, on the date Fees would otherwise become payable, to the Cash Account of each Director the deferred portion of any Fees due the Director as to which an election to defer such Fees into the Cash Account has been made.

3.3           On the first day of each quarter, the Company shall credit the Cash Account of each Director with interest calculated on the basis of the balance in such account on the first day of each month of the preceding quarter at a rate equal to the three month $US LIBOR rate plus 225 basis points as in effect from time to time.

3.4           The Company shall credit, on the date Fees would otherwise become payable, the Stock Account of each Director with the number of Phantom Shares that is equal to the quotient of (a) the deferred portion of any Fees due to the Director as to which an election to defer such Fees into the Stock Account has been made, DIVIDED by (b) the Stock Value. For purposes of this Section 3.4, the Stock Value shall be determined on the date Fees would otherwise have been paid.

3.5           The Company shall credit, on the date that any dividends are paid with respect to Common Stock, the Stock Account of each Director who has elected to defer Fees with the number of Phantom Shares that is equal to the quotient of (a) the cash dividends payable on the number of shares of Common Stock represented in each Director’s Stock Account, DIVIDED by (b) the Stock Value on such dividend payment date.  If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and other business combinations, an appropriate adjustment also will be made in the number of Phantom Shares credited to the Director’s Stock Account.

3.6           For purposes of this Plan, the value of each Phantom Share shall be computed to three decimal places.

3.7           Fees deferred in the form of cash (and the interest payable thereon) shall be held in the general assets of the Company and no separate fund or trust shall be created or moneys set aside on account of the Cash Account.  Further, the Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations, if any, with respect to the Stock Account, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.8           Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.9           The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

ARTICLE IV.
PAYMENT OF DEFERRED COMPENSATION

4.1           Amounts contained in a Director’s Cash Account and/or Stock Account shall be distributed as the Director’s election (made pursuant to Section 2.2) shall provide and the payment shall occur not later than thirty days following the first day of the month next following the event that causes the distribution pursuant to the Director’s election (made pursuant to Section 2.2).  Amounts credited to a Director’s Stock Account shall be paid, as the Director’s election shall provide, in shares of Common Stock or in cash (in an amount equal to the product of (a) the number of full Phantom Shares reflected as being held in the Director’s Stock Account and (b) the then Stock Value) to the Director upon distribution.  If paid in Common Stock, a cash payment shall be made in respect of any fractional shares of Common Stock, with such cash payment being valued using the Stock Value on the date of settlement of the Director’s Cash and Stock Accounts.  Any share of Common Stock issued to a Director shall contain such restrictive legends limiting the transferability of such shares as the Company’s counsel shall advise.

4.2           Each Director shall have the right to designate a beneficiary to succeed to his or her right to receive payments hereunder in the event of death.  Any designated beneficiary shall receive payments in the same manner as the Director if he or she had lived.  In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director’s Cash Account and/or Stock Account shall be paid, in accordance with Section 4.1, to the Director’s or former Director’s estate no later than the end of the Year in which he or she dies.  No designation of beneficiary or change in beneficiary shall be valid unless it is in writing signed by the Director and filed with the Secretary of the Company.

4.3           Notwithstanding the foregoing, in the event of a Change of Control, a Director shall become entitled to a full distribution of the Director’s Cash Account and/or Stock Account, payable in a lump sum not later than 30 days following the Change in Control.  In such event, with respect to the Director’s Stock Account, the “Stock Value” shall mean the price per share paid in cash to, or the value of any consideration received by, each holder of the Common Stock in the transaction resulting in the Change of Control.

4.4           Notwithstanding any provision to the contrary in the Plan, if a Director has elected to receive a distribution under the Plan at the time of such Director’s Separation from Service and he or she is deemed by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed distribution of any portion of his or her payments under the Plan to which he or she is entitled is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Director payments shall not be made before to the earlier of (a) the expiration of the six-month period measured from the date of his or her Separation from Service or (b) the date of his or her death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, amounts deferred pursuant to this Section 4.4 shall be distributed.

ARTICLE V.
ADMINISTRATION

5.1           The Company shall administer the Plan at its expense.  All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties. The Plan is intended to comply with Section 409A of the Internal Revenue Code and shall be administered and interpreted in accordance with such Section 409A and related Treasury guidance and Regulations.

5.2           Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary, and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI.
AMENDMENT OF PLAN

6.1           The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director’s Cash Account and/or Stock Account.

APPENDIX A

Date

Corporate Secretary

Alliance Imaging, Inc.

1900 S. State College Blvd., Suite 600

Anaheim, CA 92806

Dear Mr.                                 :

Pursuant to the Alliance Imaging, Inc. Directors’ Deferred Compensation Plan, as amended to date (the “Plan”), I hereby elect to defer receipt of all or a portion of the amounts I earn for serving as a member of the Board, including any committees of the Board (“Fees”) payable on or after January 1, 2008 and for succeeding calendar years in accordance with the percentages indicated below.

I elect to have my Fees credited as follows (fill in appropriate percentages for options a, b and c, below):

(a)                 % of the aggregate Fees shall be credited to my Cash Account as defined in the Plan;

(b)                 % of the aggregate Fees shall be credited to my Stock Account as defined in the Plan;

(c)                 % of the aggregate Fees shall not be deferred but shall be paid directly to me and/or the following person(s) or entity(ies) in the following percentages as they accrue:

                %

                %

                %

Further, I elect to receive the payments pursuant to the Plan (check method desired, below):

               in one lump sum

               in              equal annual installments

In addition, I elect to receive the payments of the balance credited to my Stock Account (check method desired, below) in the form of:

               cash

               stock

Lastly, I hereby elect to begin receiving my payments under the Plan upon the earlier of (check one or more):

                  The date I incur a Separation from Service (as defined in the Plan).

                  The date I experience a Disability (as defined in the Plan).

                                      ,          (insert month, day and year)

In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate                                                    as my beneficiary to receive the funds so accumulated.

Very truly yours,